UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2006

BLAIR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-00878	25-0691670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer File Number)
220 Hickory Street, Warren, Pennsylvania		16366-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (814) 723-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

    (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 29, 2006 Blair Corporation (the “Company”) issued a press release announcing that it will close its leased Returns Center in Erie, Pa., and move all returns operations to the Blair Distribution Complex (BDC) in Irvine, Pa., located approximately seven miles from its Warren headquarters. The information contained in the press release, which is attached to this report as Exhibit 99.1 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable

(c)	Shell company transactions
Not applicable

(d)	Exhibits.
Exhibit 99.1 press release dated November 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2006	BLAIR CORPORATION
	By:	/s/ JOHN E. ZAWACKI
JOHN E. ZAWACKI President and Chief Executive Officer

	By:	/s/ ADELMO S. LOPEZ
ADELMO S. LOPEZ Senior Vice President and Chief Financial Officer / Chief Operating Officer

EXHIBIT 99.1

FOR RELEASE:

CONTACTS:

Blair Corporation

Jude Dippold, Director of Corporate Communications

814 728-8084

BLAIR CORPORATION TO CONSOLIDATE RETURNS AND FULFILLMENT OPERATIONS AT IRVINE DISTRIBUTION COMPLEX

Blair Corporation, (AMEX:BL) (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, announced today that it will close its leased Returns Center in Erie, Pa., and move all returns operations to the Blair Distribution Complex (BDC) in Irvine, Pa., located approximately seven miles from its Warren headquarters.

According to Blair officials, technological improvements and productivity enhancements at its Distribution Complex have made the transfer possible and will enable the Company to process returns and redistribute merchandise to its inventory more efficiently.

“Since the Erie Returns Center was first opened, the situation at our Distribution Complex has changed significantly,” said Randall Scalise, Blair Vice President, Fulfillment. “Blair is continuing its process of aligning facilities in appropriate balance to sales. Just as importantly, however, technological improvements in our material handling systems and increased productivity have reduced both space and labor requirements at BDC, making it feasible to reallocate production space to the returns function.”

According to Scalise, the consolidation of Blair’s returns operations at the Distribution Complex will enable the Company to serve its customers more efficiently.

“The consolidation of all our fulfillment functions will significantly improve our efficiency. Returned merchandise can be more quickly cycled back into inventory and customers’ concerns addressed without the time and expense of shipping merchandise from Erie to Warren,” Scalise explained.

The transfer of the returns operations to the Irvine facility will follow the completed installation of a computerized Warehouse Management System (WMS) at the Distribution Complex. Implementation of the system, targeted for early next year, is expected to further improve productivity through the use of radio frequencies to track and sort inventory.

Most Returns Center associates will be offered the opportunity to transfer from Erie to the Blair Distribution Complex in Irvine. The Company plans to provide relocation assistance to associates who are interested in transferring. Associates who are unable to transfer will be offered severance packages.

Since 2001, Blair’s fulfillment operations have been expanded to encompass its merchandise distribution center and former mailing center, creating a complex totaling over 800,000 square feet located on Company-owned property. Additionally, Blair has invested approximately $23 million to increase warehouse capacity and install new conveyor systems and automated sorting equipment for order fulfillment and shipping. A unique “conveyor bridge” was also constructed to connect the two existing buildings, maximizing the Company’s utilization of available space at the complex.

“Consolidating our fulfillment operations and reducing the costs of operating a separate returns center simply makes good sense, both in terms of better serving our customers and most efficiently utilizing our existing facilities,” said Blair President and Chief Executive Officer John Zawacki. “Efficiencies which help us to better serve our customers benefit Blair both immediately and in the long run. Blair also has an obligation to our shareholders to use their capital in the most effective way possible. Given our current situation at the BDC, consolidating all our fulfillment operations in one convenient and affordable location is the right thing to do.”

ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $450 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.

This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," "strive," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.